EXHIBIT 99

RE: Hardinge Inc.
One Hardinge Drive
Elmira, NY 14902
(Nasdaq: HDNG)

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Richard L. Simons	John McNamara
Exec VP & CFO	Analyst Inquiries
(607) 378-4202	(212) 827-3771

HARDINGE REPORTS FIRST QUARTER EPS OF $.21,  UP 31% FROM 2004 FIRST QUARTER

•                  Sales Increase by 31%, Orders Increase by 41% over First Quarter of 2004

•                  Company declares cash dividend of $.03 per share

ELMIRA, N.Y., May 5, 2005 — Hardinge Inc. (NASDAQ: HDNG), a leading provider of advanced material-cutting solutions, today reported increased sales, net income, and orders in the first quarter of 2005 as compared to the same quarter in 2004.

Net sales were $68.0 million in the first quarter of 2005, an increase of 31% as compared to $51.9 million of sales in the first quarter of 2004.  Net income was $1.9 million, or $.21 per share, as compared to $1.4 million, or $.16 per share, in the first quarter of 2004. Orders were $71.1 million, an increase of 41% as compared to $50.5 million in the first quarter of 2004.

J. Patrick Ervin, Chairman, President and Chief Executive Officer, commented, “We are pleased to report a strong start to 2005.  Our first quarter results were in line with our expectations. We continue to see success from our strategy to expand sales in regions outside of the U.S. to take advantage of market segments where the greatest growth opportunities exist, while also expanding sales through diversifying our product offering.  Sales of our new Bridgeport products, which Hardinge acquired in the fourth quarter of 2004, contributed over $11 million to consolidated net sales.  Sales of all other products increased by approximately 10%, with increases in all regions.”

The following table summarizes the Company’s sales by geographical region for the first quarters of 2005 and 2004:

	First Quarter
	2005	2004	% Change
	(U.S. dollars in thousands)
Sales to Customers in:
North America	$24,464	$19,729	24%
Europe	31,114	22,311	39%
Asia & Other	12,470	9,877	26%
	$68,048	$51,917	31%

The weakening of the U.S. dollar against the currencies in which our entities operate resulted in increases in the dollar value of sales reported.  Net sales in the first quarter of 2005 were $1.8 million higher than the same quarter of 2004 because of foreign currency translation effects.

Overall market conditions in the U.S. improved over 2004, with industry-wide activity strengthening.  European sales increased due to shipments of the new Bridgeport machining centers and stronger sales of grinding products.  Sales in the Asia and Other region increased primarily because of sales of new Bridgeport products, including the first shipments of machines under a large, multiple machine order received at the end of last year.

The following table summarizes the Company’s orders by geographical region for the first quarters of 2005 and 2004:

	First Quarter
	2005	2004	% Change
	(U.S. dollars in thousands)
Orders from Customers in:
North America	$26,627	$23,792	12%
Europe	31,384	17,631	78%
Asia & Other	13,097	9,089	44%
	$71,108	$50,512	41%

The comparative order numbers were also impacted by the translation impact of a weaker dollar, with $2.7 million of the $20.6 million increase resulting from this change.  New Bridgeport products accounted for $12.6 million of the increase in worldwide orders.

The Company’s consolidated backlog at March 31, 2005 was $69.4 million or 68% above the March 31, 2004 backlog of $41.3 million.   Backlog at December 31, 2004 was $66.3 million.

The Company’s first quarter 2005 gross margin was 31.0% of sales, as compared to 30.2% in the first quarter of 2004.   The improvement in margin percentage resulted primarily from higher production levels at the Company’s U.S. manufacturing facility.

Selling, general and administrative expenses were $17.5 million, or 25.7% of net sales in the first quarter of 2005, as compared to $12.6 million, or 24.3% of net sales in the first quarter of 2004.  The addition of people and other marketing costs associated with the new Bridgeport products accounted for approximately $2.5 million of the overall increase of $4.9 million.  Commission expense increased by $.6 million on the higher sales volume, and additional promotional and support efforts in China added $.4 million.  The translation impact of the weaker dollar also added $.4 million to these expenses.

Interest expense increased because of higher average borrowings driven by the acquisition of Bridgeport assets at the end of last year and an increase in inventory resulting from higher production levels.  The elimination of the minority interest in the profit of a consolidated subsidiary decreased by $.1 million due to slightly lower profits at the Company’s Taiwanese operations, driven by pricing pressures on their U.S. dollar denominated sales translated into local currencies.

Mr. Ervin further commented, “The first quarter increases in orders, sales, and profitability in our major markets give us optimism regarding the outlook for Hardinge in 2005.  Our customers’ favorable response to the Bridgeport product lines has exceeded our expectations.  We continue to invest in Asia with additional capacity, promotional activity, and support personnel to take advantage of the strong growth opportunities in that area. At this time, we anticipate continued positive trends in year over year comparisons of our operating performance for the remainder of 2005.”

The Company also announced that its Board of Directors has declared a cash dividend of $0.03 per share on the Company’s common stock.  The dividend is payable on June 10, 2005 to stockholders of record as of June 1, 2005.

The Company will host its usual conference call at 10:00 am today to discuss these results. The call can be accessed via the Internet live or as a replay at www.earnings.com. The archive will be available for replay for 14 days following the call.

Hardinge Inc., founded more than 100 years ago, is an international leader in providing the latest industrial technology to companies requiring material-cutting solutions.  The Company designs and manufactures computer-numerically controlled metal-cutting lathes, machining centers, grinding machines, collets, chucks, indexing fixtures, and other industrial products.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  Hardinge’s common stock trades on NASDAQ under the symbol “HDNG.”  For more information, please visit the Company’s website at www.hardinge.com.

This news release contains statements of a forward-looking nature relating to the financial performance of Hardinge Inc.  Such statements are based upon information known to management at this time.  The company cautions that such statements necessarily involve uncertainties and risk, and deal with matters beyond the company’s ability to control and in many cases the company cannot predict what factors would cause actual results to differ materially from those indicated.  Among the many factors that could cause actual results to differ from those set forth in the forward-looking statements are fluctuations in the machine tool business cycles, changes in general economic conditions in the U.S. or internationally, the mix of products sold and the profit margins thereon, the relative success of the company’s entry into new product and geographic markets, the company’s ability to manage its operating costs, actions taken by customers such as order cancellations or reduced bookings by customers or distributors, competitors’ actions such as price discounting or new product introductions, governmental regulations and environmental matters, changes in the availability and cost of materials and supplies, the implementation of new technologies and currency fluctuations.  Any forward-looking statement should be considered in light of these factors.  The company undertakes no obligation to revise its forward-looking statements if unanticipated events alter their accuracy.

— Financial Tables Follow —

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	March 31,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets:
Cash	$5,820	$4,189
Accounts receivable, net	64,062	65,005
Notes receivable, net	6,217	6,946
Inventories	110,302	100,738
Prepaid expenses	7,832	6,509
Total current assets	194,233	183,387

Property, plant and equipment:
Property, plant and equipment	172,138	172,743
Less accumulated depreciation	107,173	105,968
Net property, plant and equipment	64,965	66,775

Other assets:
Notes receivable	6,123	6,445
Deferred income taxes	430	427
Intangible pension asset	298	304
Other intangible assets	7,500	7,551
Goodwill	19,470	20,376
Other	1,016	1,046
	34,837	36,149

Total assets	$294,035	$286,311

See accompanying notes.

HARDINGE INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands)

	March 31,	December 31,
	2005	2004
	(Unaudited)
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$26,990	$25,404
Notes payable to bank	5,081	2,762
Accrued expenses	14,097	18,670
Accrued pension expense	1,541	1,541
Accrued income taxes	4,460	4,230
Deferred income taxes	3,302	3,706
Current portion of long-term debt	4,893	4,893
Total current liabilities	60,364	61,206

Other liabilities:
Long-term debt	45,958	35,213
Accrued pension expense	15,800	15,909
Deferred income taxes	3,469	3,208
Accrued postretirement benefits	5,945	5,927
Derivative financial instruments	4,245	5,502
Other liabilities	3,240	3,225
	78,657	68,984

Equity of minority interest	6,398	6,121

Shareholders’ equity:
Preferred stock, Series A, par value $.01 per share;
Authorized 2,000,000; issued—none
Common stock, $.01 par value:
Authorized shares—20,000,000;
Issued shares—9,919,992 at March 31, 2005 and December 31, 2004	99	99
Additional paid-in capital	60,473	60,538
Retained earnings	99,876	98,277
Treasury shares—1,032,488 at March 31, 2005 and 1,090,941 shares at December 31, 2004.	(13,237)	(14,119)
Accumulated other comprehensive income	3,004	6,230
Deferred employee benefits	(1,599)	(1,025)
Total shareholders’ equity	148,616	150,000

Total liabilities and shareholders’ equity	$294,035	$286,311

See accompanying notes.

Hardinge Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands Except Per Share Data)

	Three Months Ended
	March 31,
	2005	2004
	(Unaudited)	(Unaudited)

Net sales	$68,048	$51,917
Cost of sales	46,934	36,237
Gross profit	21,114	15,680

Selling, general and administrative expenses	17,476	12,638
Income from operations	3,638	3,042

Interest expense	840	623
Interest (income)	(136)	(98)
Income before income taxes and minority interest in (profit) of consolidated subsidiary	2,934	2,517
Income taxes	793	693
Minority interest in (profit) of consolidated subsidiary	(277)	(395)
Net income	$1,864	$1,429

Per share data:

Basic earnings per share:
Weighted average number of common shares outstanding	8,749	8,757
Basic earnings per share	$.21	$.16

Diluted earnings per share:
Weighted average number of common shares outstanding	8,838	8,868
Diluted earnings per share	$.21	$.16

Other Financial Data:

Gross margin	31.0%	30.2%
Operating Margin	5.3%	5.9%
Capital expenditures	$670	$335
Depreciation and amortization	$2,320	$2,266

See accompanying notes.

HARDINGE INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Three Months Ended
	March 31,
	2005	2004
	(Unaudited)	(Unaudited)

Operating activities
Net income	$1,864	$1,429
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,320	2,266
Provision for deferred income taxes	95	485
Minority interest	277	302
Foreign currency transaction loss	9	(86)
Changes in operating assets and liabilities:
Accounts receivable	333	(1,955)
Notes receivable	659	181
Inventories	(11,290)	(187)
Other assets	(1,517)	707
Accounts payable	1,848	849
Accrued expenses	(5,212)	(2,340)
Accrued postretirement benefits	18	21
Net cash (used in) provided by operating activities	(10,596)	1,672

Investing activities
Capital expenditures	(670)	(335)
Net cash (used in) investing activities	(670)	(335)

Financing activities
Increase in short-term notes payable to bank	2,350	595
Increase in long-term debt	10,751	820
Net sales (purchases) of treasury stock	142	(144)
Dividends paid	(265)	—
Net cash provided by financing activities	12,978	1,271

Effect of exchange rate changes on cash	(81)	3
Net increase in cash	1,631	2,611

Cash at beginning of quarter	4,189	4,739

Cash at end of quarter	$5,820	$7,350

See accompanying notes.